Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	December 31	December 31	December 31	December 31	December 31,
	2007	2006	2005	2004	2003	2002
Income before gain on sale of communities and cumulative effect of change in accounting principle	$97,571	$167,987	$100,239	$60,811	$71,379	$79,509
(Plus):
Minority interest in consolidated partnerships	906	573	1,481	150	950	865
Amortization of capitalized interest (1)	2,158	7,503	5,957	5,114	4,429	3,605

Earnings before fixed charges	$100,635	$176,063	$107,677	$66,075	$76,758	$83,979

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$327	$518	$354	$323	$503	$527
Interest expense	46,159	111,046	127,099	131,103	130,178	114,282
Interest capitalized	33,826	46,388	25,284	20,566	24,709	29,937
Preferred dividend	4,350	8,700	8,700	8,700	10,744	17,896

Total fixed charges (2)	$84,662	$166,652	$161,437	$160,692	$166,134	$162,642

(Less):
Interest capitalized	33,826	46,388	25,284	20,566	24,709	29,937
Preferred dividend	4,350	8,700	8,700	8,700	10,744	17,896

Earnings (3)	$147,121	$287,627	$235,130	$197,501	$207,439	$198,788

Ratio (3 divided by 2)	1.74	1.73	1.46	1.23	1.25	1.22

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	December 31	December 31	December 31	December 31	December 31,
	2007	2006	2005	2004	2003	2002
Income before gain on sale of communities and extraordinary item	$97,571	$167,987	$100,239	$60,811	$71,379	$79,509
(Plus):
Minority interest in consolidated partnerships	906	573	1,481	150	950	865
Amortization of capitalized interest (1)	2,158	7,503	5,957	5,114	4,429	3,605

Earnings before fixed charges	$100,635	$176,063	$107,677	$66,075	$76,758	$83,979

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$327	$518	$354	$323	$503	$527
Interest expense	46,159	111,046	127,099	131,103	130,178	114,282
Interest capitalized	33,826	46,388	25,284	20,566	24,709	29,937

Total fixed charges (2)	$80,312	$157,952	$152,737	$151,992	$155,390	$144,746

(Less):
Interest capitalized	33,826	46,388	25,284	20,566	24,709	29,937

Earnings (3)	$147,121	$287,627	$235,130	$197,501	$207,439	$198,788

Ratio (3 divided by 2)	1.83	1.82	1.54	1.30	1.33	1.37

(1)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).